Bacterin Announces Preliminary Fourth Quarter 2013 Revenue

•	Fourth Quarter Revenue in the range of $8.15 million to $8.28 million, an increase of 4% sequentially, and 1.5% over the same period last year.

•	Fourth Quarter Biologics Revenue in the range of $8.02 million to $8.07 million, up 5.0% sequentially and 4.5% over the same period last year.

•	Reorganization of sales force initiated January 1, 2014 to drive top-line growth during 2014

BELGRADE, Mont. January 23, 2014, Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, announced today preliminary unaudited revenue for the fourth quarter 2014.

The company is expecting total net revenues for the fourth quarter of 2013 to be in the range of $8.15 million to $8.28 million, representing a sequential increase of approximately 4% over the third quarter 2013, and an increase of 1.5% when compared to $8.1 million for the fourth quarter 2012. The company is anticipating Biologics revenue to be in the range of $8.02 million to $8.07 million for the quarter, a 5.0% increase over the third quarter 2013, and 4.5% increase year-over-year.

“The return to sequential and year-over-year revenue growth demonstrates that our transitional strategies are working,” says Bacterin CEO, Dan Goldberger. “While we still have a ways to go to realize the market share that our products are capable of, we expect that the addition of experienced sales executives with proven track records in underperforming territories will accelerate our sales growth in the second half of 2014. As we continue to integrate the newer members of our team, our sales force will have the training and support to return Bacterin’s growth to levels consistent with the value of our product line.”

Since CEO Dan Goldberger was hired during the third quarter, 2013, the company has reorganized its sales force to emphasize experienced leadership, accountability, and pay for performance. Bacterin’s hybrid field sales organization now totals 36 full time employees and about 170 distributors. Nine of the 36 employees have joined the organization since September 2013. The sales function is structured to effectively support existing customers and efficiently address new growth opportunities. The Company will continue to add resources in underperforming geographies in the first half of 2014.

The quarterly financial results included in this release are prior to the completion of review and audit procedures by Bacterin’s external auditors and are therefore subject to adjustment. Bacterin expects to provide fourth quarter and full year 2013 financial results during its fourth quarter 2013 earnings call in March 2014.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to promote bone growth, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability of the Company’s sales force to achieve expected results; the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow; the Company’s ability to obtain shareholder approval of financing transactions; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com